$2,400,000,000

Medium-Term Notes

For the Period: 4/9/2007 to 4/16/2007
Coupon	Interest	Maturity	Callable	Survivor's Option	Price[1]	Yield[2]	Moody's	S&P	CUSIP
5.000%	Monthly(†)	4/15/14	4/15/09(‡)	YES§	100.00	5.052%	Aa3	AAA	41013N4W5
5.250%	Monthly(†)	4/15/17	4/15/09(‡)	YES§	100.00	5.308%	Aa3	AAA	41013N4X3
5.500%	Semi-Annual(†††)	4/15/32	4/15/12(‡)	YES§	100.00	5.500%	Aa3	AAA	41013N4Y1

Settlement Date - Thursday, April 19, 2007

Pricing Supplement as of Monday, April 16, 2007

(†) First Payment date 5/15/2007

(†††) First Payment date 10/15/2007

§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of SignatureNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

(‡) Callable One Time Only at 100% on the call date above with 30 days notice.

1 Prices are quoted as a percentage of par.

2 Yields are quoted on a semi-annual bond equivalent yield basis.

All offerings are subject to delivery of the prospectus and the prospectus supplements.

John Hancock Life Insurance Company has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents John Hancock Life Insurance Company and Manulife Financial Corporation have filed with the SEC for more complete information about John Hancock Life Insurance Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, John Hancock Life Insurance Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.

LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.